UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 12, 2012

Commission File Number:  00025940

Glowpoint, Inc.
(Exact name of registrant as specified in its charter)

Delaware	770312442
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

430 Mountain Avenue, Suite 301, Murray Hill, New Jersey 07974
(Address of principal executive offices)

973-855-3411
(Registrant’s telephone number)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Equity Grant

    On March 12, 2012, the Compensation Committee (the “Committee”) of the Board of Directors of Glowpoint, Inc. (the “Company”) approved a one-time grant of stock options and restricted stock to all of its directors and to the Chief Executive Officer of the Company under the Company’s 2007 Stock Incentive Plan (the “Plan”), which was recently amended in connection with the Company’s Definitive Proxy on Schedule 14A filed with the Securities and Exchange Commission on April 12, 2011.  The one-time grant of stock options and restricted stock was made on March 12, 2012 (the “Date of Award”).  The stock options were granted pursuant to the Company’s form of Stock Option Award Agreement, attached as Exhibit 99.1 hereto.  The restricted stock was granted pursuant to the Company’s form of Restricted Stock Award Agreement, attached as Exhibit 99.2 hereto.

    Pursuant to the one-time grant under the Plan, the Committee granted (i) 500,000 stock options to Joseph Laezza, the Company’s President and Chief Executive Officer and (ii) 50,000 stock options to each of Kenneth Archer, Grant Dawson, Jon A. DeLuca and James S. Lusk, the Company’s directors.  The stock options will vest (i) upon a Change in Control or Corporate Transaction (as each is defined in the Plan) for Mr. Laezza and (ii) 25% per year over four years commencing on the first anniversary of the Date of Award for the Company's directors.

    Also pursuant to the one-time grant under the Plan, the Committee granted 250,000 shares of restricted stock to Mr. Laezza.  The restricted stock will vest upon the earlier to occur of:  (i) a Change in Control or Corporate Transaction (as each is defined in the Plan) and (ii) the tenth anniversary of the Date of Award.

    With respect to all equity grants disclosed herein, if any such recipient’s affiliation with the Company is terminated with or without Cause (as defined in the Plan) or the grantee resigns for any reason, even Good Reason (as defined in the Plan), then the restricted stock and unvested options revert back to the Company.

Employment Agreement Amendment

    On March 12, 2012, the Company amended its employment agreement with Mr. Laezza (the “Employment Agreement”) to provide for certain modifications, including (i) an expiration of the Employment Agreement on December 31, 2013, (ii) a reduction, under certain circumstances, in severance payable from 12 months to 6 months for a termination without Cause or resignation for Good Reason (as such terms are defined in the Employment Agreement), and (iii) an excise tax gross-up in the event that payments made to Mr. Laezza constitute an "excess parachute payment" as defined in Section 280G of the Internal Revenue Code of 1986.  The description of the Employment Agreement is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 99.3 to this Current Report on Form 8-K and incorporated herein by reference.

Amendment to Director Compensation Policy

    On March 12, 2012, the Committee approved an amendment to the director compensation policy to provide that directors who are not executive officers or employees of the Company will be entitled to receive: (i) a one-time grant of 50,000 options to purchase shares of common stock upon appointment as a new director; (ii) an annual fee of $25,000 (the “Annual Fee”); and (iii) an annual grant of 25,000 options to purchase shares of common stock (the “Annual Option Grant”).  The Annual Fee is payable in equal quarterly installments on the first business day following the end of the calendar quarter, in cash or shares of restricted stock, as may be elected by the director on an annual basis on or before December 31 of the fiscal year to which the election shall apply.  The Annual Option Grant shall be made as of the date of the annual meeting of the Company’s stockholders and shall vest over three years.  The amended policy also provides that the chairperson of the Company’s Board of Directors, if any, will receive an additional cash payment of $20,000 per year, the chairperson of the Company’s audit committee will receive an additional cash payment of $10,000 per year, the chairperson of the Company’s compensation committee, if any, will receive an additional cash payment of $5,000 per year, and each non-chair member of any committee will receive an additional cash payment of $3,000 per year, in each case payable in equal quarterly installments in arrears.  The amendment to the director compensation policy is effective as of March 12, 2012.  Prior to the effective date of this amendment, non-employee directors of the Company were paid (i) an annual cash fee of $25,000 and (ii) an annual grant of 6,250 shares of restricted stock, and the chairperson of the Company’s Board of Directors and the chairperson of the Company’s audit committee each received an additional cash payment of $5,000 per year.  The Board of Directors Compensation Plan is attached as Exhibit 99.4 hereto.

Item 9.01  Financial Statement and Exhibits.

    The following exhibits are furnished with this report:

Exhibit No.	Description

99.1	Form of Stock Option Award Agreement
99.2	Form of Restricted Stock Award Agreement
99.3	Amended and Restated Employment Agreement with Joseph Laezza, dated March 12, 2012
99.4	Board of Directors Compensation Plan, as adopted on March 12, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 15, 2012	GLOWPOINT, INC. /s/ John R. McGovern
John R. McGovern Chief Financial Officer